Exhibit 5.1
JONES DAY
2727 North Harwood Street
Dallas, Texas 75201
July 6, 2006
Kaiser Aluminum Corporation
27422 Portola Parkway, Suite 350
Foothill Ranch, California 92610-2831

Re:	Registration on Form S-8 of 2,222,222 shares of common stock, par value $0.01 per share, of Kaiser Aluminum Corporation
Ladies and Gentlemen:
     We are acting as counsel to Kaiser Aluminum Corporation, a Delaware corporation (the “Company”), in connection with the registration pursuant to the Company’s Registration Statement on Form S-8 (the “Registration Statement”) of the offer and sale by the Company of up to 2,222,222 shares (the “Shares”) of common stock, par value $.01 per share, of the Company pursuant to the Kaiser Aluminum Corporation 2006 Equity and Performance Incentive Plan (the “Plan”).
     We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion. Based on such examination and subject to the qualifications and limitations hereinafter specified, we are of the opinion that the Shares are duly authorized and, when issued and delivered in accordance with the provisions of the Plan, will be validly issued, fully paid and nonassessable.
     In rendering this opinion, we have (i) assumed the authenticity of all documents represented to us to be originals, the conformity to original documents of all copies of documents submitted to us, the accuracy and completeness of all corporate records made available to us by the Company, the accuracy of the statements contained in the certificates described in the following clause (ii) and the genuineness of all signatures that purport to have been made in a corporate, governmental, fiduciary or other capacity, and that the persons who affixed such signatures had authority to do so, and (ii) relied as to certain factual matters upon certificates of officers of the Company and public officials, and we have not independently checked or verified the accuracy of the statements contained in those certificates. In addition, our examination of matters of law has been limited to the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such law. We express no opinion with respect to any other law of the State of Delaware or the laws of any other jurisdiction.
     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.
Very truly yours,
/s/ Jones Day
Jones Day